Exhibit 10.6

SEPARATION AGREEMENT AND RELEASE

SEPARATION AGREEMENT (this “Separation Agreement”) made and entered into on September 28, 2012 between Lyor Cohen (“you”) and WMG Acquisition Corp. (“Company”). Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the employment agreement between you and Company, dated March 14, 2008, as amended (the “Employment Agreement”).

In consideration of the mutual covenants, conditions and obligations contained in this Separation Agreement, you and Company agree as follows:

1. Your employment with Company shall end effective September 30, 2012 (the “Termination Date”). As of that date, you shall have no further responsibilities as an employee of Company and as of such date the Employment Agreement shall be terminated with no liability of either party to the other thereunder whatsoever, except as specifically set out in this Separation Agreement.

2. (a) Subject to your compliance with the terms of this Separation Agreement, Company shall during the period from the date hereof to September 29, 2013 (the “Payment Period”) pay you pursuant to Section 5(c)(ii) of your Employment Agreement, the sum of Eight Million Five Hundred Thousand Dollars ($8,500,000) (less required withholding), which portion of your Severance Amount equals the sum of your Base Salary for twenty-four (24) months and the Target Annual Bonus for the Fiscal Year of termination of your employment. For the avoidance of doubt, your Base Salary through the Termination Date, will be paid in the ordinary course of the Company’s payroll (separate and apart from the $8,500,000). The $8,500,000 portion of the Severance Amount shall be payable to you in 12 substantially equal monthly installments over the Payment Period, with the first payment commencing within seventy-five (75) days after the Termination Date (which first payment shall include an amount equal to the monthly installment which otherwise would have been due if the installments commenced on the first month following the Termination Date) and continuing thereafter on the first day of each subsequent calendar month. In addition, Company shall, pursuant to Section 5(c)(iii) of the Employment Agreement, pay you a pro-rated Annual Bonus for the Company’s 2012 Fiscal Year which is agreed to be Two Million Five Hundred Thousand Dollars ($2,500,000) (less required withholding). This pro-rated Annual Bonus shall be paid to you at the time bonuses are generally payable to the Company’s senior executives in respect of the Company’s 2012 Fiscal Year, but, in no event later than March 15, 2013, in accordance with Section 3(b) of the Employment Agreement. You shall have no duty to mitigate Company’s damage by seeking other employment, and Company shall have no right to amounts payable to you under this Separation Agreement in the event that you obtain other earnings.

(b) You and your spouse and dependents, as applicable, shall continue to participate in Company’s group health and life insurance plans (or be provided comparable medical and life insurance coverage), at Company expense, until the earlier of the first anniversary of your termination of employment or the date you become eligible for coverage under the group health or life insurance plan, as applicable, of another employer.

(c) You acknowledge that Company has paid you the Accrued Amounts pursuant to Section 5(c)(i) of the Employment Agreement, or the same will be paid in the ordinary course, in accordance with the Company’s policies.

(d) You shall be covered under the Company’s applicable directors and officers insurance policies and/or public liability policies, with respect to all periods up to and through the Termination Date, or if earlier, through the date of your resignation from your position as director or officer, as applicable, in each case, to the extent that you were acting in your capacity as an officer or director of the Company, as applicable, and on behalf of Company business, on the same terms as applicable to the other officers and directors of the Company Group, and in accordance with, and subject to, the terms and conditions of such insurance policies and/or public liability policies.

3. In accordance with the terms and conditions of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), you shall have the right, at your expense, to elect to continue medical insurance coverage under the group insurance plan maintained by Company for a period of eighteen months beginning on the day following the first anniversary of the termination of your employment. Further information regarding COBRA’s coverage, including enrollment forms and premium quotations, will be sent to you separately.

4. (a) In consideration of, and exchange for, the payment and other benefits to be received by you under this Separation Agreement, you hereby waive, release and forever discharge Company and its successors, their directors, officers, agents, representatives and employees, and the parents, subsidiaries and affiliates, and the directors, officers, agents and employees thereof (the “Company Group”) from all claims, causes of action, lawsuits and demands, attorney’s fees, expenses or other compensation (“Claims”) which in any way relate to or arise out of the Employment Agreement or your employment with Company or the termination of your employment, which you may now or hereafter have under any common law, federal, state or local law, regulation or order, including without limitation, (i) any Claim under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended, as well as all liability for any acts that may have violated your rights under any contract or local fair employment practices law, any employee relations statute, executive law or ordinance, any unemployment or workers compensation law or any other duty or obligation of any kind or nature; (ii) all Claims relating to or arising out of any alleged tortious act, including but not limited to, wrongful termination, intentional infliction of emotional distress and defamation; (iii) all Claims which may be alleged against or imputed to Company by you or by anyone acting on your behalf; and (iv) all Claims for wages, (including, but not limited to, all Claims in connection with any long-term incentive compensation plan of Company), monetary and equitable relief, employment or reemployment with Company in any position.

(b) Company, on behalf of itself and the Company Group, in exchange for the consideration embodied in this Separation Agreement, waives, releases, and forever discharges you from all Claims which the Company Group may now or hereafter have against you which in any way relate to or arise out of the Employment Agreement or your employment with Company or the termination of your employment, which it may now or hereafter have under any common law, federal, state or local law, regulation or order.

5. Neither you nor Company shall file or cause to be filed any action, suit, claim, charge or proceeding with any federal, state or local court or agency relating to any Claims within the scope of paragraph 4.

6. You and Company each acknowledge that nothing in this Separation Agreement constitutes (or shall be deemed) an admission of liability or wrongdoing by either you or Company.

7. Notwithstanding the termination of the Employment Agreement and the mutual releases set out in this Separation Agreement (a) the rights and obligations of the parties set out in Sections 6 and 7 of the Employment Agreement shall survive the termination of the Employment Agreement and shall continue in full force and effect for the periods specified in the Employment Agreement and (b) the rights and obligations of the parties set out in this Separation Agreement shall remain in full force and effect, subject to the terms of such agreements.

8. You acknowledge that you have read this Separation Agreement and that you have executed and delivered this Separation Agreement freely and voluntarily, with full knowledge of all material facts.

9. (a) You acknowledge that you have been advised to seek independent advice and counsel in connection with this Separation Agreement and have retained counsel for such purpose, and that you have been afforded the time and opportunity necessary to seek such advice and counsel to the full extent you may have desired; and that you have been afforded at least 21 days in which to consider this Separation Agreement. You understand your obligations and rights under this Separation Agreement and with such knowledge have entered into and executed this Separation Agreement freely and voluntarily.

(b) You understand that you may revoke this Separation Agreement within 7 days of its execution, by notifying Company in writing of your desire to revoke the Separation Agreement, whereupon this Separation Agreement shall be rendered null and void. The provisions of this Separation Agreement including any payment due to you shall not be binding upon Company until eight days after the execution of this Separation Agreement by you.

10. This Separation Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and will be interpreted in a manner intended to comply with Section 409A of the Code (and any related regulations or other pronouncements). Amounts payable under this Separation Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A of the Code to the extent provided in the exceptions set forth in Treas. Reg. Section 1.409A-1(b)(4) (“short-term deferrals”) and Treas. Reg. Section 1.409A-1(b)(9) (“separation pay plans”) and other applicable provisions of Treas. Reg. Section 1.409A-1 through A-6. References under this Separation Agreement to a termination of your employment shall be deemed to refer to the date upon which you have experienced a “separation from service” within the meaning of Section 409A of the Code. Notwithstanding anything herein to the contrary, (a) if at the time of your separation from service with Company you are a “specified employee” as defined in Section 409A of the Code (and any related regulations or other pronouncements thereunder) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to you) until the date that is 6 months following your separation from service (or the earliest date as is permitted under Section 409A of the Code), at which point all payments deferred pursuant to this paragraph 10 shall be paid to you in a lump sum and (b) if any other payments of money or other benefits due to you hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by Company, that does not cause such an accelerated or additional tax. To the extent any reimbursements or in-kind benefits due to you under this Separation Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to you in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). Each payment made under this Separation Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code. For the avoidance of doubt, any continued health benefit plan coverage that you are entitled to receive following your termination of employment is expected to be exempt from Section 409A of the Code and, as such, shall not be subject to delay pursuant to this paragraph 10.

11. This Separation Agreement constitutes the final and complete agreement between you and Company with respect to the subject matter hereof. This Separation Agreement supersedes any and all prior agreements between you and Company, including, but not limited to, the Employment Agreement. No modification or waiver of the terms of this Separation Agreement shall be valid unless in writing and signed by Company and you. This Separation Agreement shall not be binding upon either you or Company until it is signed by both parties hereto.

12. This Separation Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed entirely therein. The parties hereto agree that exclusive jurisdiction of any dispute regarding this Separation Agreement shall be the state or federal courts located in New York, New York.

IN WITNESS WHEREOF, the undersigned have acknowledged and executed this Separation Agreement as of the date first set forth above.

/s/ Lyor Cohen
Lyor Cohen

WMG ACQUISITION CORP.

By:	/s/ Paul M. Robinson
Paul M. Robinson
EVP & General Counsel